As filed with the Securities and Exchange Commission on July 14, 2015

Registration No. 333-205321

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GANNETT CO., INC.

(Exact name of registrant as specified in its charter)

Delaware	47-2390983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive, McLean, Virginia	22107-0910
(Address of registrant’s principal executive offices)	(Zip Code)

GANNETT CO., INC. 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full title of the Plan)

Barbara W. Wall

Senior Vice President and Chief Legal Officer

GANNETT CO., INC.

7950 Jones Branch Drive

McLean, Virginia 22107

(Name and address of agent for service)

(703) 854-6000

(Telephone number, including area code, of agent for service)

Copy to:

John C. Partigan, Esq.

Nixon Peabody LLP

799 9th Street, N.W.

Washington, D.C. 20001

(202) 585-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY STATEMENT

The 11,000,000 shares of the Registrant’s common stock, par value $.01 per share, registered on this registration statement on June 29, 2015 to be issued pursuant to the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan (the “Plan”) were expected to be taken from a reserve of treasury shares or open market purchases. Accordingly, an opinion of counsel regarding the validity of newly issued shares was not included in the filing. The Registrant has determined that it wants the ability to use newly issued shares. Accordingly, this amendment has been filed to: (i) include an opinion with respect to the validity of the shares as Exhibit 5.1 and (ii) update Item 8 and the exhibit index to reflect the filing of the opinion and the filing of a new consent of Ernst & Young LLP. Item 3 has also been updated. Other than as set forth above, no amendments have been made to the Form S-8 filed on June 29, 2015.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Registrant with the Commission, are incorporated in this registration statement by reference:

(1)	Registration Statement on Form 10 (Commission File No. 001-36874) initially filed on March 12, 2015, under the Exchange Act relating to the Common Stock of the Registrant, as amended by Amendment No. 1 on May 1, 2015, Amendment No. 2 on May 21, 2015, Amendment No. 3 on June 9, 2015 and Amendment No. 4 on June 12, 2015 (as amended, the “Form 10”);

(2)	Current Reports on Form 8-K filed with the Commission on June 18, 2015, June 19, 2015, June 22, 2015, and June 30, 2015; and

(3)	The description of the Registrant’s Common Stock contained in the Form 10 and the Registration Statement on Form S-3 (Commission File No. 333-205323) filed with the Commission on June 29, 2015.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable. The common stock of the Registrant is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits the Registrant to indemnify any director or officer of the Registrant against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, incurred in defense of any action (other than an action by or in the right of the Registrant) arising by reason of the fact that he or she is or was an officer or director of the Registrant if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 also permits the Registrant to indemnify any such officer or director against expenses incurred in an action by or in the right of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, except in respect of any matter as to which such person is adjudged to be liable to the Registrant. This statute requires indemnification of such officers and directors against expenses to the extent they may be successful in defending any such action. The statute permits the purchase of liability insurance by the Registrant on behalf of officers and directors, and the Registrant has purchased such insurance.

Section 6.1 of Article VI of the Registrant’s By-Laws requires indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer or employee of the Registrant or any predecessor of the Registrant or was serving at the request of the Registrant as a director, officer or employee of any other enterprise.

Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Registrant, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Article IX of the Registrant’s Certificate of Incorporation of the Registrant eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, Section 6.1 of Article VI of such By-Laws and Article IX of such Certificate of Incorporation, as applicable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit No.	Description

4.1	Form of Amended and Restated Certificate of Incorporation of Gannett SpinCo, Inc. (incorporated by reference to Exhibit 3.1 of Amendment No. 2 to Gannett’s Registration Statement on Form 10 filed on May 21, 2015, File No. 001-36874).

4.2	Form of Amended and Restated Bylaws of Gannett SpinCo, Inc. (incorporated by reference to Exhibit 3.2 of Amendment No. 2 to Gannett’s Registration Statement on Form 10 filed on May 21, 2015, File No. 001-36874).

*5.1	Legal Opinion of Nixon Peabody LLP.

*23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Nixon Peabody LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

*24.1	Power of Attorney.

*	Filed herewith.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia on July 14, 2015.

GANNETT CO., INC.

By:	/s/ Barbara W. Wall
Barbara W. Wall
Senior Vice President and Chief Legal Officer

Pursuant to the requirements of the Securities Act, this post-effective amendment to Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2015.

Signature	Title

/s/ Robert J. Dickey	President, Chief Executive Officer and Director (Principal Executive Officer)
Robert J. Dickey

/s/ Alison Engel	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Alison Engel

/s/ Lori C. Locke	Controller (Principal Accounting Officer)
Lori C. Locke

*	Director, Chairman
John Jeffry Louis

*	Director
John E. Cody

*	Director
Tony A. Prophet

Director
Lila Ibrahim

*	Director
Lawrence S. Kramer

Director
Debra A. Sandler

Director
Chloe R. Sladden

* By:	/s/ Barbara W. Wall
Barbara W. Wall, Attorney-in-Fact, pursuant to Powers of Attorney filed herewith

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other person who administer the employee benefit plan) have duly caused this post-effective amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia on July 14, 2015.

GANNETT CO., INC. 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

By:	/s/ Jon Held
Jon Held
Benefits Plan Committee Member

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Form of Amended and Restated Certificate of Incorporation of Gannett SpinCo, Inc. (incorporated by reference to Exhibit 3.1 of Amendment No. 2 to Gannett’s Registration Statement on Form 10 filed on May 21, 2015, File No. 001-36874).

4.2	Form of Amended and Restated Bylaws of Gannett SpinCo, Inc. (incorporated by reference to Exhibit 3.2 of Amendment No. 2 to Gannett’s Registration Statement on Form 10 filed on May 21, 2015, File No. 001-36874).

*5.1	Legal Opinion of Nixon Peabody LLP.

*23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Nixon Peabody LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

*24.1	Power of Attorney.

*	Filed herewith.